CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 5 of Registration Statement (No. 333-291586) on Form S-1 and Prospectus of Stewards, Inc. (the “Company”) of our Report of Independent Registered Public Accounting Firm dated March 30, 2026, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report of the Company for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” included in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

June 30, 2026